COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Announces Significantly Expanded Availability under its Revolving Credit Facility

Houston, TX – April 19, 2017 - Swift Energy Company (OTCQX: SWTF) (“Swift” or “the Company”) today announced that it was oversubscribed on its amended and restated senior secured credit facility. The borrowing base was increased by 32% to $330 million and the maturity was extended to April 2022. J.P. Morgan led the facility and was joined by a syndicate of eleven banks, including six new lenders. As of March 31, 2017, approximately $172 million was drawn on the Company’s facility.

G. Gleeson Van Riet, Chief Financial Officer commented, “We have significantly expanded our borrowing base as a result of strong operational execution combined with sharp financial discipline and a diligent hedging program. This redetermination marks another significant next step in the Company’s evolution, and I would like to thank our banks for their support. The $80 million increase in our facility is a testament to our assets and people, and it provides significant liquidity for us to execute on our growth strategy.”

Van Riet added, “We anticipate being able to fund our previously announced 2017 capital program from our cash flow and modest additional usage of the revolver, while retaining significant liquidity as our proved reserve base continues to grow. We have also increased our hedging program and now have approximately 75% and 90% of our anticipated 2017 natural gas and crude oil production hedged with a combination of swaps and collars at an average price of $3.12 and $48.12, respectively."
The borrowing base is subject to semi-annual redeterminations with the first one scheduled in the fourth quarter 2017.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties in the Eagle Ford trend of South Texas.